[LETTERHEAD OF
                      KENNECOTT CANADA EXPLORATION, INC.]



24 November, 1997


Mr. Gerald Carlson
President
La Teko Resources Ltd.
625 Howe Street
Vancouver, British Columbia V6C 2T6
Canada

Re:  Mt. Distin Project, Cape Nome Recording District Alaska
     Scheelite Dome Project, Mayo Mining District, Yukon Territory

Dear Mr. Carlson:

Further to the previous discussions between Kennecott Exploration Company and Kennecott Canada Exploration, Inc. (collectively, "Kennecott") and La Teko Resources, Ltd. ("La Teko"), this letter confirms the intent of Kennecott to negotiate an agreement granting to La Teko a transfer of one hundred percent (100%) of Kennecott's interests in the above referenced projects (collectively, the 'Projects"). The projects are more particularly described in Exhibit "A" hereto. An agreement between Kennecott and La Teko should include, but not be limited to, the following terms:

1. Kennecott shall assign to La Teko one hundred percent (100%) of Kennecott's right, title, and interest (the "Assignment") in the Mt. Distin Project ("MD Project"), subject to the conditions set forth in that certain Exploration Agreement and Option to Lease dated 15 May, 1995 by and between Bering Straits Native Corporation, Golden Glacier, Inc., and Kennecott; and that certain Mineral Lease Agreement dated 5 August, 1996, by and between David L. Lajack, Daniel J. Lajack, William C. Lajack, and Kennecott (collectively, the "MD Agreements").

2. As consideration for granting such Assignment, La Teko shall assume all obligations of Kennecott for payments and expenditures required by the MD Agreements as follows:

                          Payments                   Expenditures
                -------------------------------
                 Lajack          Bering Straits      ------------
                -------------------------------
  1998          US$10,000           US$15,000         US$125,000

  1999          US$10,000           US$20,000         US$150,000

  2000          US$25,000           US$20,000         US$150,000

  2001          US$25,000           US$20,000         US$200,000

  2002          US$25,000           US$20,000         US$250,000

  Total         US$95,000           US$95,000         US$875,000

     As additional consideration for making such Assignment, La Teko shall issue to Kennecott common shares of La Teko on the following schedule:

            30,000.........Closing
            40,000.........First Anniversary of Option Agreement
            50,000.........Second Anniversary of Option Agreement
            80,000.........Third Anniversary of Option Agreement
           500,000.........Production Decision

     Kennecott's right to receive such shares shall be contingent upon La Teko not surrendering the MD Project to Bering Straits Native Corporation.

3. Kennecott shall also grant to La Teko an exclusive option to purchase (the "Option") all of Kennecott's right, title, and interest in the Sheelite Dome Project ("SD Project"), subject to Kennecott's right to reacquire an interest in the SD Project as set forth in Paragraph 6 below. As consideration for Kennecott granting such Option, La Teko shall make payments to the underlying landowner, and Exploration Expenditures for the benefit of the SD property in the following amounts:

      Year             Payments          Expenditures
      ----            ---------          ------------
      1998            C$ 70,000           C$150,000
      1999            C$ 65,000           C$200,000
      2000            C$      0           C$200,000
      2001            C$      0           C$250,000
                      ---------           ---------
      Total           C$135,000           C$800,000

4. If at any time after exercising its Option, La Teko intends to initiate development of the SD Project, La Teko shall notify Kennecott in writing and concurrently provide Kennecott with a copy of the feasibility study recommending the operation of a mine on the SD property. Kennecott shall have the right to advise La Teko within sixty (60) days whether it wishes to reacquire a forty-nine percent (49%) interest in the SD Project. If Kennecott wishes to exercise its reacquisition right, it will do so by providing written notice of its intent to La Teko, and within thirty days thereafter providing La Teko with payment of an amount equal to one hundred and fifty percent (150%) of forty-nine percent (49%) of the expenditures incurred by La Teko on the SD Project.

5. After Kennecott has exercised its reacquisition right, Kennecott and La Teko shall operate the SD Project as a joint venture, incorporating such terms as well be negotiated before execution of the Option Agreement. Thereafter, each party shall contribute its share of development expenditures in relation to its current participating interest. La Teko shall have the option of managing the joint venture, or appointing Kennecott as manager.

6. In the event Kennecott notifies La Teko that Kennecott will not exercise its right to reacquire an interest in the SD Project, Kennecott's interest in the SD Project shall be converted automatically to the right to receive two percent (2%) of net smelter returns from any mine located thereon.

7. Exploration Expenditures shall be made at La Teko's sole discretion and on such parts of the Projects as La Teko may deem appropriate. For the purposes of satisfying the Option, Exploration Expenditures shall mean cash, expenses, and obligations spent or incurred by La Teko on exploration and development activities on or for the Projects, including but not limited to, all fees and assessment work required to keep the Projects in good standing, all expenditures for geophysical, geological, and geochemical work of direct benefit to the Projects, all surveys, drilling, assaying, metallurgical testing and engineering, administration, and all other expenditures directly benefiting the Projects. If La Teko fails to make the required Exploration Expenditures or Payments in any given year, the Option Agreement will terminate automatically. The parties agree that, except for year one (1), which shall be a firm commitment, the Exploration Expenditures set forth above shall be a requirement to extend the contract from year to year, and not an obligation to make expenditures. La Teko may terminate the Option Agreement at any time for any reason or no reason, upon sixty (60) days written notice to Kennecott.

8. Until La Teko exercises its Option, Kennecott shall retain title to the Projects, as appropriate. La Teko shall reimburse Kennecott for the payment of all taxes and fees required to keep the Projects in good standing. Payment of such taxes and fees shall be included in Exploration Expenditures. Upon La Teko exercising its Option, Kennecott shall immediately transfer title of the Projects to La Teko. Such transfer shall be subject to the provisions of Paragraphs 4,5, 6, 9, and 10.

9. La Teko may relinquish title to the Projects, or any part thereof, at any time upon written notice to Kennecott. Kennecott shall have the right to retain, or after the Option is exercised, reacquire such claims at no cost.

10. Kennecott shall have a right of first refusal on any transfer of La Teko's interest in the SD Project. In the event Kennecott exercises its right to reacquire an interest in the SD Project, the preemptive rights contained in the joint venture agreement shall apply to transfers of interests by either party. Such preemptive right restrictions shall not apply to any transfer to an affiliated company.

11.  Closing of Option and Assignment Agreements shall be subject to:

     (a)  VSE regulatory approval; and

     (b) Amendment of the agreement with Bering Straits Native Corporation on terms acceptable to both parties.

12. The paragraphs set forth above are intended by the parties to be the terms of the final Option and Assignment Agreements. The parties intend to be immediately bound by this paragraph 11 and those set forth below. Immediately upon the execution of this Letter Agreement and until such time as a final Option Agreement is executed between the parties, Kennecott shall grant to La Teko the right to:

     (a)  Enter in, under, and upon the Projects as La Teko's sole risk; and

     (b) Inspect and copy any geological or other data in Kennecott's possession relating to the Projects.

13. Kennecott represents and warrants that as of the effective date of this Letter Agreement that:

     (a) It has title to the claims comprising the Projects, subject to the paramount title of the United States of America and Canada;

     (b) To the best of its knowledge, it has paid all taxes, assessments, charges, fees, and other levies imposed upon or required with respect to the Projects, and has filed all returns and reports required therefor;

     (c) To the best of its knowledge, there are no actual, pending, or threatened lawsuits or administrative actions affecting the Projects; and

     (d) It has full authority to enter into the transaction contemplated herein.

14. The parties agree to meet at such times and places as are mutually convenient or necessary to negotiate the Option Agreement. Each party shall bear its own costs for the negotiation and registration of such Option Agreement. The parties shall close the option Agreement prior to the close of business on 13 February, 1998. La Teko shall have until 9 January, 1998 to conduct due diligence on the Projects. On or before 9 January, 1998, La Teko shall give Kennecott written notice of its intent to
     close the Option Agreement.   If La Teko intends to close, it shall forward
     a bank draft for C$30,000 to Kennecott to cover land costs on the SD Project due on 13 January, 1998. In the event that Kennecott does not receive such bank draft in the time specified, this Letter Agreement shall automatically terminate and, subject to VSE approval, La Teko shall issue 15,000 of its common shares to Kennecott as a break-up fee. In the event that VSE approval is not given, La Teko shall reimburse Kennecott for its direct expenses in relation to the proposed transaction in cash. Thereafter, the parties shall have no further liability or obligation to one another.

15. Either party may assign its rights under this Letter Agreement to an affiliated company.

16. The parties agree that any confidential information exchanged shall not be disclosed to any third party without written permission. Neither party shall issue any press release or other public announcement concerning the subject matter of this letter without the written permission of the other party.

17. This Agreement shall be construed under the laws of the Province of British Columbia, Canada, without regard to conflicts of law.

If these terms are acceptable to you, please execute this Letter Agreement in the appropriate space below.

KENNECOTT EXPLORATION COMPANY

/s/ F.D. Hegner Director, Strategic Development

KENNECOTT CANADA EXPLORATION, INC.

/s/ F. D. Hegner, Vice President

ACCEPTED:  LA TEKO RESOURCES LTD.

/s/ Gerry G. Carlson
Date: 24 November, 1997